Exhibit 99.1

Wynn Resorts’ Board of Directors Announces Phil Satre to

Join Leadership Team

Mr. Satre Praised by Board Chairman Wayson and Shareholder Elaine Wynn

LAS VEGAS (August 6, 2018)—Today, Wynn Resorts’ [NASDAQ: WYNN] Board of Directors announced the addition of Phil Satre as its newly-appointed vice chairman. D. Boone Wayson, current board chairman, also announced he will be stepping down as chairman at the end of this year, but will continue to serve as a board member. The Board of Directors plans to appoint Mr. Satre to succeed Mr. Wayson as Chairman of the Board.

Satre is president of the National Center for Responsible Gaming. He served in various leadership roles in the gaming industry for more than 25 years, including as Chairman and CEO of Harrah’s Entertainment, Inc. He has also served as the Chairman of the Board of International Game Technology PLC, Nordstrom, Inc., and NV Energy, Inc. and has served as director of Tabcorp Holdings Ltd. and Rite Aid Corporation. He has received numerous accolades, including his election to the American Gaming Association’s Hall of Fame.

“The addition of someone of Phil’s caliber and experience is a significant step forward for Wynn Resorts as we turn the page on the last six months,” said Wayson. “Our goal is to give the management team, led by CEO Matt Maddox, an opportunity to grow and develop this company to its greatest potential. Phil’s insight and guidance will be invaluable as we move forward. I am proud of our accomplishments and am pleased that someone as outstanding as Phil will succeed me in the role as Chairman.”

Wayson continued, “This appointment is the result of a collaborative effort with co-founder Elaine Wynn, which I believe will serve as the beginning of a constructive and unified effort by all parties to move the Company forward.”

Elaine Wynn, co-founder and the largest shareholder of Wynn Resorts, said, “I have long respected Phil as a leader in the gaming industry and am confident that his addition to the Company’s leadership team, coupled with the plans laid out by Management, will bring the Company tremendous success in the years to come. Phil’s role as vice chair, and as chairman in the future, will be key to furthering the Wynn Resorts brand as one of the premier destination resort operators in the world.”

Phil Satre said, “I have admired the innovation and excellence that have become the hallmarks of the Wynn brand. I am honored to now have the opportunity to be joining Wynn Resorts at this important time and to play a role in the Company’s continued success. I applaud the efforts by Management and the Board to respond to the current challenges faced by this otherwise first-class enterprise. The strength of the current Board of Directors, combined with the leadership of Matt Maddox and his team, give me confidence that the future is bright for Wynn Resorts.”

About Wynn Resorts:

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Wynn Macau (www.wynnmacau.com) and Wynn Palace, Cotai (www.wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 110,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut in the second half of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 273,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Encore Boston Harbor located in Everett, Massachusetts.

Media Contact:

Michael Weaver

Wynn Resorts

702.770.7501

michael.weaver@wynnlasvegas.com

Deanna Pettit-Irestone

Wynn Las Vegas

702.770.2121

Deanna.Pettit-Irestone@wynnlasvegas.com